Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

LiveOne, Inc.

Beverly Hills, CA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-249481 and No. 333-262549) and Form S-8 (No. 333-234619 and 333-259026) of LiveOne, Inc. of our report dated June 29, 2022, relating to the consolidated financial statements which appears in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
Los Angeles, California
June 29, 2022